Exhibit 99.2

Mercantile Bank Corporation Announces Retirement of President and CEO Michael Price and Planned Succession of Robert Kaminski

President and CEO transition scheduled for January 1, 2017. Price will continue as Chairman.

GRAND RAPIDS, Mich., July 19, 2016 – The Board of Directors of Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") announced today that Chairman, President and Chief Executive Officer (“CEO”) Michael H. Price has provided his intention to retire from the President and CEO positions of Mercantile effective January 1, 2017. Price will remain Chairman and an executive officer until the annual shareholders’ meeting scheduled for May 2018, at which time he will remain on the Board of Directors but conclude his employment. In conjunction with Price’s retirement, Robert B. Kaminski Jr. will be appointed President and CEO effective January 1, 2017. Kaminski will continue to serve in his current role as Executive Vice President and Chief Operating Officer until January 1, 2017.

Price commented, “This decision reflects the ongoing management succession process that our Board has developed over many years. I have worked closely with Bob for over 32 years, since before we were both founding executives of our Company. I have absolute confidence that Bob will be an excellent CEO going forward.”

Board member David Cassard commented, "Mike Price was the founding President of Mercantile Bank in 1997 and has served as CEO since 2007. The Board is extremely appreciative of the outstanding leadership he has provided in a variety of roles. We are very pleased that Mike will remain on the Board, continuing to be an invaluable resource for the bank."

Cassard continued, “The Board is also very pleased to announce that Bob Kaminski will be appointed as CEO. Bob has been part of the bank since its founding in 1997 and has been Chief Operating Officer since 2000. He has unmatched knowledge of our markets and is deeply familiar with all our operations. We expect this will be a seamless transition and firmly believe Bob will continue to build on the tradition of banking excellence he and Mike have established over the past 18 years."

Kaminski noted, “I am very honored for the opportunity to lead Mercantile as its President and Chief Executive Officer. We have an outstanding team of bankers at Mercantile as evidenced by our customer loyalty, market position and growth, as well as financial performance. I look forward to building on the successes and accomplishments our Company has achieved during Mike’s leadership.”

Price and Kaminski were among the six original employees who founded Mercantile in 1997. In June of 2000, Kaminski was promoted to Chief Operating Officer, and then appointed President of Mercantile Bank of Michigan (“Mercantile Bank”) effective June 30, 2007. On May 28, 2015, Kaminski was appointed CEO of Mercantile Bank in addition to continuing his roles as President of Mercantile Bank and Executive Vice President and Chief Operating Officer of Mercantile. A graduate of Aquinas College, he is active in the West Michigan community, including Board positions with the Heart of West Michigan United Way, Boys and Girls Clubs of Grand Rapids, West Michigan Policy Forum and City of Wyoming Retirement Board.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.0 billion and operates 48 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol "MBWM."

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman, President & CEO	Executive Vice President & CFO
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com